Exhibit 99.1

                              ACCESS NEWS

Contact: Company                                  Contact: Investor Relations
Kerry P. Gray                                                     Steve Laird
President & CEO                                                Genesis Select
(214) 905-5100                                                 (203) 341-0214

                                                         Donald C. Weinberger
                                                                Wolfe Axelrod
                                                               (212) 370-4500

                 ACCESS PHARMACEUTICALS, INC. ANNOUNCES
                    THIRD QUARTER FINANCIAL RESULTS
                 --------------------------------------

DALLAS, TEXAS, November 16, 2004, ACCESS
PHARMACEUTICALS, INC. (AMEX: AKC) reported its results for the third quarter and nine months ended
September 30, 2004. The Company reported a net loss of $2,428,000, or $0.16 per share, for the third quarter, as compared to net loss of $2,206,000, or $0.17 per share, for the corresponding quarter in 2003. The net loss for the nine month period ended
September 30, 2004 was $7,332,000, or $0.49 per
share, compared with a net loss of $4,301,000, or $0.32 per share for the corresponding period in 2003. The results in 2003 include miscellaneous income of $2.3 million resulting from the settlement of a dispute related to the supply of Aphthasol(R).

Revenue in the third quarter of 2004 was $185,000 compared to $11,000 in the same quarter of 2003, reflecting an increase in product sales ($106,000), licensing revenues ($45,000) and royalties
($23,000). Aphthasol(R) product sales recommenced in September which accounts for the sales increase. For the nine month period, revenue decreased to $273,000 compared with $1,087,000 in the same period in 2003.
Revenues decreased due to reduced licensing revenues
($440,000), which reflects the receipt in the 2003 period of milestone payments for Zindaclin(R) associated with product launches, and reduced product sales ($426,000), which was the result of the Aphthasol(R) supply interruption.

Operating expenses in the third quarter of 2004 were $2,414,000, an increase of $460,000 compared with 2003. This increase was due mainly to increased research and development expense of $152,000, reflecting

                                 -More-

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Access Pharmaceuticals, Inc.
Page 2

production and testing costs for Aphthasol(R) and startup production costs associated with OraDisc(TM)
A. General and administrative expense in the third quarter of 2004 increased $287,000 principally due to increased professional expenses associated with Sarbanes Oxley compliance, litigation expenses and business development consulting expense. Operating expenses for the first nine months of 2004 decreased
$176,000 to $6,742,000. Decreased expenditures on research and development ($717,000) and cost of product sales ($146,000) were offset by increased depreciation and amortization ($41,000) resulting from the acquisition of additional capital assets and general and administration costs ($646,000). The reduction in 2004 research and development expense reflects lower OraDisc(TM) A clinical development costs ($824,000) and the completion of one of our polymer platinate clinical trials ($531,000). These decreases are partially offset by product development costs for Aphthasol and OraDisc(TM) A
($335,000), the expansion of our scientific organization ($186,000) and the increased development activities at our Australian operations
($161,000). The increase in general and
administration costs reflects the increase in business development expense ($88,000), patent costs
($46,000), investor relations expense ($34,000), non-cash warrant expense ($155,000), legal and accounting fees, in part associated with Sarbanes-
Oxley ($84,000), and an increase in litigation expense ($168,000).

Other income (expense) for the first nine months of 2004 was a loss of $863,000 compared with income of $1,530,000 in the same period in 2003. As previously reported, in the second quarter of 2003, we recorded a $2.3 million one-time non-recurring item in Other
Income. Also contributing to the loss in 2004 was a non-cash expense due to the write-down of an investment in a publicly traded stock associated with a product development agreement ($102,000).

Kerry P. Gray, President and CEO of Access sated,
"In addition to the reported revenues of $185,000 the company received a milestone payment in the third-quarter of $629,000 associated with European amlexanox licenses. General and administrative costs continue to exceed plan principally due to Sarbanes
Oxley compliance, litigation expenses and business development expenses. We continue to closely control our operating expenses and compensate for the unforeseen increase in general and administrative expense with total operating expense being below prior year."

There have been numerous important achievements since our last financial report, including:

- Receipt of FDA approval of OraDisc(TM) A.

- The publishing of positive Phase I clinical trials results for AP5346.

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Access Pharmaceuticals, Inc.
Page 3

- Generation of preclinical data for AP5346 in a platinum resistant model showing superiority to both cisplatin and oxaliplatin.

- Development of exciting preclinical data with numerous chemotherapeutics demonstrating the potential to significantly enhance the polymer therapeutics approach in cancer therapy through optimization of the formulation parameters.

- The advancement towards commercialization of our lead OraDisc(TM) products and the development of additional product candidates in major market segments utilizing this technology.

- Successful conclusion of all outstanding litigation.

Mr. Gray continued, "We are very pleased with the recent achievements and believe that this has placed us in a favorable position to achieve our near-term objectives including near-term positive cash flow.
The positive polymer therapeutics data is an important step towards advancing our next product candidate into clinical development which is planned for late 2005. In addition, with the approval of OraDisc(TM) A, we are now focused on the commercialization of both OraDisc(TM) A and B, and the development of additional products utilizing this technology to compete in large markets including tooth whitening and breath freshening."

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R), the only
FDA-approved product for the treatment of canker sores, and is developing products for other oral indications. Access is also developing unique polymer platinates for use in the treatment of cancer and has an extensive portfolio of advanced drug delivery technologies including vitamin mediated targeted delivery, oral delivery, and nanoparticle aggregates.

This press release contains certain statements that are forward-looking within the meaning of Section
27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to the result of our polymer platinate program, the results of preclinical and clinical studies for our polymer platinate products, projected milestone payments, the OraDisc(TM) program including manufacturing, marketing and sales of the product, and our ability to achieve milestones and near-term positive cash flow. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues,

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Access Pharmaceuticals, Inc.
Page 4

projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate and OraDisc(R), our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and other reports filed by us with the Securities and Exchange
Commission.

            Access Pharmaceuticals, Inc. and Subsidiaries

               CONSOLIDATED STATEMENTS OF OPERATIONS
               -------------------------------------
                              (unaudited)

                                Three months ended         Nine months ended
                                   September 30,             September 30,
                             ------------------------- -------------------------
                                 2004         2003         2004         2003
                             ------------ ------------ ------------ ------------
Revenues
 Licensing revenues           $   49,000   $    4,000   $   97,000   $  537,000
 Product sales                   106,000            -      106,000      532,000
 Royalty income                   30,000        7,000       70,000       18,000
                             ------------ ------------ ------------ ------------
Total revenues                   185,000       11,000      273,000    1,087,000

Expenses
 Research and development      1,406,000    1,254,000    3,831,000    4,548,000
 Cost of product sales            40,000       30,000       97,000      243,000
 General and administrative      799,000      512,000    2,325,000    1,679,000
 Depreciation and amortization   169,000      158,000      489,000      448,000
                             ------------ ------------ ------------ ------------
Total expenses                 2,414,000    1,954,000    6,742,000    6,918,000
                             ------------ ------------ ------------ ------------

Loss from operations          (2,229,000)  (1,943,000)  (6,469,000)  (5,813,000)

Other income (expense)
 Interest and miscellaneous
   income                        133,000       54,000      201,000    2,486,000
 Interest and other expense     (332,000)    (317,000)  (1,064,000)    (956,000)
                             ------------ ------------ ------------ ------------
                                (199,000)    (263,000)    (863,000)   1,530,000
                             ------------ ------------ ------------ ------------
Net income (loss)            $(2,428,000) $(2,206,000) $(7,332,000) $(4,301,000)
                             ============ ============ ============ ============

Basic and diluted income (loss)
  per common share                $(0.16)      $(0.17)      $(0.49)      $(0.32)
                             ============ ============ ============ ============

Weighted average basic and diluted
  common shares outstanding   15,469,071   13,287,563   15,041,216   13,235,725
                             ============ ============ ============ ============

                          BALANCE SHEET DATA
                          ------------------

                                        September 30, 2004  December 31, 2003
                                           --------------    --------------
                                             (unaudited)
Cash and cash equivalents                   $  4,491,000      $    727,000
Short-term investments and
  certificates of deposit                        535,000         1,860,000
Restricted cash                                1,023,000           649,000
Accounts receivable and inventory                972,000         1,257,000
Total assets                                  13,663,000        11,811,000
Convertible notes and other obligations       14,072,000        14,361,000
Accumulated deficit                          (61,562,000)      (54,227,000)
Total stockholders' deficit                   (3,799,000)       (5,825,000)


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